Exhibit 5.1

February 11, 2014
Pioneer Natural Resources Company
5205 North O'Connor Boulevard, Suite 200
Irving, Texas 75039

Dear Ladies and Gentlemen:

We have acted as counsel for Pioneer Natural Resources Company, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the Company’s registration under the Securities Act of 1933 (the “Securities Act”) of 678,034 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to the Company’s registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on February 11, 2014.
In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the amended and restated certificate of incorporation of the Company, as amended, as filed with the Secretary of State of the State of Delaware, (iii) the third amended and restated bylaws of the Company, and (iv) certain resolutions adopted by the board of directors of the Company.
As to any facts material to the opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.
We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering the documents we examined have the legal capacity and authority to execute and deliver such documents. In addition, we have assumed that, pursuant to the adoption and assumption of the Pioneer Southwest Energy Partners L.P. 2008 Long Term Incentive Plan by the Company effective December 17, 2013, which, following such adoption and assumption, was amended and renamed the Pioneer 2008 PSE Employee Long-Term Incentive Plan (as adopted, assumed, amended and renamed, the “Pioneer LTIP”): (i) the Shares will be issued in accordance with the terms of the Pioneer LTIP, (ii) the full consideration for each Share will be paid to the Company and in no event will be less than the par value for each Share, and (iii) certificates evidencing the Shares will be properly executed and delivered by the Company in accordance with the Delaware General Corporation Law.
Based upon such examination and review and the assumptions, qualifications, limitations and exceptions set forth herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares have been duly authorized and, when issued by the Company in accordance with the terms of the Pioneer LTIP and the instruments executed pursuant to the Pioneer LTIP which govern the awards to which the Shares relate, will be validly issued, fully paid and non-assessable.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh Shanghai Tokyo Washington	Trammell Crow Center, 2001 Ross Avenue, Suite 3700 Dallas, TX 75201-2975 Tel +1.214.220.7700 Fax +1.214.220.7716 www.velaw.com

Pioneer Natural Resources Company February 11, 2014 Page 2

This opinion is limited in all respects to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, and we do not express any opinion as to the laws of any other state or jurisdiction. We express no opinion as to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof, and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.
The opinions expressed herein are rendered only to you in connection with the Registration Statement. The opinions expressed herein may not be relied upon by you for any other purpose, or be furnished to, quoted to or relied upon by any other person, firm or corporation or for any other purpose, except as otherwise provided herein.
This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,

/s/ Vinson & Elkins L.L.P.